Exhibit 10.24

AMENDMENT TO MASTER DISTRIBUTOR AGREEMENT

This Amendment to Master Distributor Agreement dated as of April 16, 2010 (the “Amendment” and the “Execution Date” respectively), is by and between INTELLIGENT PRODUCT DEVELOPMENT GROUP, LLC, a New Jersey limited liability company (“IPDG”), having its principal place of business at 1000 Industrial Way North, Suite C, Toms River, NJ 08755, and VISUAL MANAGEMENT SYSTEMS DEALER GROUP, LLC, a Louisiana limited liability company (“Distributor”), having its principal place of business at 201 Bowie Bend Rd, Lafayette, 70508.

BACKGROUND

A.

IPDG develops, manufactures, supports and markets high quality digital, network and hybrid video recorders products, accessories and related products services for the surveillance industry (the “Products”).

B.	Distributor desires to distribute the Products to customers in the territories in which it operates.

C.	IPDG desires to partner with Distributor in promoting and selling the Products, and to support the Distributor in its efforts.

D.

IPDG and Distributor have previously entered into a Master Distribution Agreement (the “Original Agreement”) dated March 4, 2010, and mutually desire to amend the Original Agreement to include new terms specifically pertaining to market exclusivity, sales volume and price

D.	Based upon the foregoing, IPDG and Distributor have agreed to the following:

AGREEMENTS

1.	AMENDMENT

A.

IPDG and Distributor hereby agree to amend the Original Agreement, as it relates to certain terms involving market exclusivity, sales volume and price, and that in the case of disagreement between terms of the Original Agreement and the Amendment, in all cases the terms of the Amendment shall prevail, otherwise the terms of the Original Agreement shall remain valid and in full-effect.

B.

All transactions made under the Original Agreement shall be deemed to have been made at the pricing for the Products contained in the Amendment for the purposes of accounting for units sold, and any remaining credits, debits or inventory balances owed to either the Distributor or IPDG. As part of this Amendment the parties agree to work together to produce an agreed upon accounting of said transactions.

C.

Distributor shall receive full purchase volume credit (pursuant to any relevant term of the Original Agreement or the Amendment) for all transaction placed during the period of effectiveness of the Original Agreement, prior to execution of the Amendment, as they relate to minimum purchase requirements necessary for Distributor to receive agreed to pricing or territory exclusivity.

2.	TERRITORY AND EXCLUSIVITY

A.

Distributor is authorized to be the exclusive distributor of the Products to any and all customers in the United States (the “Territory”), subject to the list of existing customers of IPDG detailed in Schedule B of this Amendment, and any other terms of this Amendment, including those detailed in section 2.B. All sales of Products by IPDG made in the Territory by IPDG, except those sold to the individuals and entities detailed in Schedule B of this Amendment (and their subsidiaries, affiliates and parents) shall be through Distributor using the amended pricing included in Schedule A of this Amendment. All sales made to those individuals and entities detailed in Schedule B of this Amendment (and their subsidiaries, affiliates and parents) shall be at IPDG’s sole discretion as to all terms, including pricing and quantity. IPDG shall supply an accounting of all sales made to existing IPDG customers at the reasonable request of Distributor.

B.

OEM Relationships. All Original Equipment Manufacturer (“OEM”) relationships will be negotiated on a case-by-case basis. All OEM based development and marketing costs, sales and distribution programs, product and service branding agreements, product configurations, service agreements, service partners, call center partners, data management, web services or any related details shall be negotiated by and between IPDG and Distributor, on the one hand, and IPDG and the OEM on the other. Furthermore, the sharing between IPDG and Distributor of revenues from sales resulting from any OEM relationship established by Distributor shall be negotiated between IPDG and Distributor on a case-by-case basis, and agreement to the amount of sharing shall be a condition precedent to the closing of any such OEM relationship. An OEM relationship shall be defined as all sales of IPDG Products involving additional technical labor by IPDG staff beyond the standard per unit, except for the case of the simple addition of elements of Product graphical user interfaces.

3.	QUARTERLY MINIMUM PURCHASE

As consideration for execution of this Amendment and as consideration for the pricing granted to the Distributor by IPDG for the Products, and the Territory exclusivity granted by IPDG, Distributor agrees that upon execution of the Amendment, Distributor shall place orders with IPDG (the “Stocking Order”), of no less than $2,000,000, at least $300,000 of which shall be pre-paid in good funds at IPDG upon execution of the Agreement, the remainder to be paid in good funds at IPDG in no more than 180 days following the Execution Date. The Stocking Order may be composed of any combination of the Products, at Distributor’s discretion, at the prices detailed in the column labeled “Visual Management Systems Dealer Group Pricing” on Schedule A. Furthermore, Distributor agrees to meet the additional guaranteed minimum cumulative quarterly purchase requirement of $1,000,000 per each 3 month period, beginning 6 months after the Execution Date, in any combination of the Products, at Distributors discretion, at the prices detailed in Schedule A, for each of the first 12 months of the Agreement, and $1,100,000 for the following 12 months of the agreement (the “Quarterly Minimum Purchase”). Quarterly Minimum Purchase amounts for any extension terms of the agreement shall be subject to the Agreement of the parties, and in no case shall be less than $1,000,000. The Stocking Order shall be considered full satisfaction of any Quarterly Minimum Purchase requirement for the first 6 months following the Execution Date. Distributor agrees that failure to meet the Quarterly Minimum Purchase requirement shall result in a reversion of the sales prices for the Products to Distributor to those detailed in the columns labeled “Below Volume Pricing” on the pricing lists contained in Schedule A, and shall further result in a loss of Territory exclusivity. IPDG shall be then free to sell to any customer in the US who has not placed an order through Distributor during the lifetime of the Original Agreement or this Amendment (a “New IPDG Customer”), in any quarter following a quarter in which Distributor fails to meet its Quarterly Minimum Purchase. If Distributor again meets its Quarterly Minimum Purchase requirement following such a quarter (wherein IPDG has been released of its obligation to sell exclusively through Distributor in the US), said New IPDG Customer shall be added to the existing IPDG customer list detailed in Schedule B of this Amendment.

4.	REQUIREMENTS PLACED UPON DISTRIBUTOR

A.

As a material inducement for IPDG to enter into this Agreement and subject to all of its terms and conditions, Distributor agrees to meet the Quarterly Minimum Purchase requirement set forth in section 3 of the Amended Agreement, for the first two years of the Agreement, and any subsequent requirements as may be jointly agreed upon by the parties in writing.

B.

IPDG and Distributor agree that IPDG shall in consideration of purchases made by Distributor field an adequate staff of technical support personnel to support Distributor’s purchases, resellers and customers, but also further agree that Distributor shall retain and employ its own technical support staff, who shall serve as the first line of technical support for Distributor’s resellers and customers, and who shall at Distributor’s expense travel to IPDG’s Toms River, NJ headquarters for a training session supplied by IPDG lasting for a period of no less than 3 business days. IPDG shall impose no additional costs for this training. If for any reason Distributor’s obtains new technical support employees those employees who have not received IPDG training, they must also travel to IPDG’s

Toms River, NJ headquarters within 30 days of their hire for similar training.

5.	PRICES AND TERMS AND CONDITIONS OF SALE

A.

Distributor acknowledges receipt of IPDG’s current Amended Confidential Master Distributor Price Schedule applicable to the Products as detailed in Schedule A. The prices for the Products shall be those set forth in the Schedule A and in any supplementary or replacement Schedules, except for those Product sales deemed part of an OEM Relationships pursuant to section 2.B of this Amended Agreement. IPDG shall have the right to notify Distributor of any increases in its costs for production of the Products, and shall be obligated to produce documentary evidence in support of its claim as to increased cost. Upon receipt of said notification Distributor shall have 30 days to review IPDG’s notification and its documentary evidence, and either ratify the increase in costs, or refuse. If the price increase is ratified IPDG shall be permitted to charge a markup of up to 25% on any documented increased costs, and a new price list shall be issued to Distributor by IPDG on a new Schedule A reflecting the price change, which shall become a part of this Agreement automatically as of the effective date stated thereon, and shall supersede all prior inconsistent schedules and prices. Any and all terms and conditions of sale which are contained in Schedule A and in any supplementary or replacement Schedules shall be considered integral parts of this Agreement. If the price increase is refused, and Distributor and IPDG cannot come to an agreement as to new pricing with 30 days of receipt of notification from IPDG to Distributor, Distributor shall have the right to terminate the agreement. In such circumstance if the agreement is not terminated following a price refusal by Distributor, Distributor’s Quarterly Minimum Purchase shall be reduced by whatever percentage the refused Products represented of the Distributor previous quarter’s (for purposes of Quarterly Minimum Purchase calculation) purchases.

B.

Distributor understands and acknowledges that IPDG’s pricing structure to Distributor is predicated upon Distributor’s wholesale function. If Distributor additionally makes retail sales of the Products, IPDG shall at its sole discretion have the right to adjust its pricing to Distributor for the Products, to those detailed in the column labeled “Below Volume Pricing” for those items, so as to provide Distributor with a distributor discount only to the extent that Distributor is functioning as a true wholesaler. Distributor acknowledges that this higher level of pricing shall be in consideration of the additional duties and obligations placed upon IPDG in servicing Distributors retail customers, a duty normally filled by Distributor’s traditional wholesale dealer customers.

C.

Prices do not include taxes of any nature. Distributor shall pay applicable taxes when invoiced by IPDG unless Distributor has supplied IPDG with tax exemption certificates, which IPDG deems satisfactory.

	D.	Prices do not include packaging and handling, at the rate of $20 per shipped unit. This fee shall apply only to DVR products, and not to accessory or camera shipments.

E.

Prices for payments made by Distributor with a credit card do not include credit card processing fees. Distributor agrees to pay an additional 3½% on any payment made to IPDG by credit card to cover processing fees,

	F.	Unless otherwise specifically agreed by IPDG in writing:

i.)

All transactions between IPDG and Distributor relating in any manner to the Products shall be governed entirely by the terms, conditions and provisions set forth in this Amended Agreement and in Schedule A.

ii.)

Any terms, conditions or provisions in Distributor’s purchase orders or other business forms which are different from, in addition to, or in conflict with this Amended Agreement shall be deemed objected to by IPDG and shall be of no force or effect whatsoever under any circumstances, notwithstanding any failure by IPDG to communicate further objections thereto.

iii.)	In the event of a conflict between this Agreement and any other IPDG documents, the terms of this Agreement shall control.

6.	PAYMENT TERMS

A.

Distributor’s payment terms shall be in full upon order placement. All shipments shall be made FOB Lafayette, Louisiana. Shipments shall be made via regular ground shipping. Rush shipping shall result in additional costs to Distributor.

B.

In the event of Product shortages that are caused by a force majeure, IPDG shall have the right to allocate available supply among its customers on a case-by-case basis, in a manner deemed equitable by IPDG under the particular circumstances, giving preference to Distributor.

C.

Sales will be made on the payment terms in effect at the time that an order is accepted, and Distributor shall pay all invoices when due. No payment by Distributor to IPDG of any lesser amount than that due to IPDG shall be deemed to be other than payment on account, and no endorsement or statement on any check or in any letter or other writing accompanying any check or other payment shall be deemed an accord and satisfaction. IPDG may accept any partial payment without waiving its rights to recover any remaining balance.

D.

If: (a) Distributor has not complied with the payment terms indicated above without justification; (b) IPDG has provided written notice of such non-compliance with a fair opportunity to cure; and (c) Distributor has not timely cured or otherwise failed to take good faith steps to cure, IPDG shall have the right to cancel or delay shipments of any accepted orders or to stop any shipments in transit, in addition to any other rights and remedies provided in this Agreement or in any Security Agreement(s) between the parties or by applicable law.

E.

In the event of litigation under this Agreement, the winning party shall be entitled to an award of reasonable attorneys’ fees and costs incurred in connection with the litigation, as part of its judgment against the losing party.

7.	INTELLECTUAL PROPERTY

A.

Distributor acknowledges the exclusive ownership by IPDG or IPDG’s parent, subsidiaries or affiliates of all trademarks, trade names, trade dress, copyrights, patents and trade secrets utilized worldwide in connection with IPDG Products (hereinafter called collectively, “IPDG Trademarks”). Distributor does not have and shall not acquire by virtue of this Agreement, any rights in or to IPDG Trademarks.

B.

Distributor shall refrain from affixing any additional Trademarks (as defined below) to IPDG Products or otherwise utilizing IPDG Trademarks in combination with any other Trademark(s). Distributor further shall refrain from affixing any IPDG Trademark to products other than the appropriate IPDG Products.

C.

As used herein, the term “Trademarks” shall include all marks, names, slogans, labels, logos and designs used by IPDG in connection with IPDG Products, regardless of whether such items are registered by IPDG.

	D.	Distributor shall refrain from utilizing any IPDG Trademark (or any confusingly similar Trademark) in Distributor’s corporate or business name, without the express written consent of IPDG..

8.	DURATION OF ORIGINAL AGREEMENT AND THE AMENDMENT

A.

The duration of this Amendment shall coincide with the duration of the Original Agreement, and its terms shall otherwise also correspond with all relevant terms regarding duration of the Original Agreement.

B.

This agreement is executed by both IPDG and Distributor with full knowledge of the parties’ non-extension and termination rights hereunder. Neither party shall be liable to the other for compensation, reimbursement for investments or expenses, lost profits, incidental or consequential damages, or damages of any other kind or character, because of any exercise of such rights.

9.	RELATIONSHIP OF THE PARTIES

The relationship between IPDG and Distributor is that of independent contractors. Nothing stated in this Amendment shall be construed as creating any relationship between the parties as partners or as employer and employee, franchisor and franchisee, master and servant or principal and agent. Distributor shall be deemed an independent contractor at all times, and shall have no express or implied right or authority to assume or create any obligation on behalf of IPDG or to conclude contracts on behalf of IPDG or otherwise to bind IPDG.

10.	ASSIGNMENT

Distributor may not assign, transfer or sell all or any of its rights under this Amendment or the Original Agreement (or delegate all or any of its obligations hereunder) without prior written consent of IPDG. IPDG may assign this Amendment or the Original Agreement only to a parent, subsidiary or affiliated firm, or to another entity in connection with the sale or other transfer of all its business assets, upon reasonable notice in advance thereof to Distributor. Subject to these restrictions, the provisions of this Amendment or the Original Agreement shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns.

11.	WAIVER

The waiver by either party of any of its rights or any breaches of the other party under this Amendment in a particular instance shall not be construed as a waiver of the same or different rights or breaches in subsequent instances. All remedies, rights, undertakings and obligations hereunder shall be cumulative, and none shall operate as a limitation of any other.

12.	NOTICES

All notices and demands of any kind, which either IPDG or Distributor may be required or desire to serve upon the other under the terms of this Amendment or the Original Agreement shall be in writing and shall be served by mail at the addresses set forth in this Amendment, or at such other addresses as may be designated hereafter by the parties in writing, or in person. If by mail, service shall be deemed complete five (5) business days after mailing.

13.	PARAGRAPH HEADINGS AND LANGUAGE INTERPRETATIONS

The paragraph headings contained herein are for reference only and shall not be considered substantive provisions of this Amendment. The use of a singular or plural form shall include the other form, and the use of a masculine, feminine or neutral gender shall include the other genders.

14.	EXECUTION OF AGREEMENT

This Amendment shall become effective only upon its execution by Distributor and IPDG.

15.	SEVERABILITY

In the event that any of the provisions of this Amendment or the Original Agreement, or the application of any such provisions to the parties hereto with respect to their obligations hereunder shall be held by a court of competent jurisdiction to be unlawful or unenforceable, the remaining provisions of this Amendment shall remain in full force and effect, and shall not be affected, impaired or invalidated in any manner.

16.	COUNTERPARTS

This Amendment can be executed in multiple counterparts, which together form an enforceable agreement.

17.	APPLICABLE LAW, FORUM FOR DISPUTES AND CONSENT TO JURISDICTION

          This Amendment shall be governed by the laws of the State of Louisiana.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year hereinabove written.

VISUAL MANAGEMENT SYSTEMS DEALER GROUP, LLC.

By:

Name: Millard Dumesnil
Title: President

INTELLIGENT PRODUCT DEVELOPMENT GROUP, LLC.

By:

Name: Jason Gonzalez
Title: Chief Executive Officer